MILLINGTON BANK

DIRECTORS DEFERRED COMPENSATION PLAN

Purpose

The purpose of this Millington Bank Directors Deferred Compensation Plan (the “Plan”) is to provide a deferred compensation opportunity to eligible members of the Board of Directors of Millington Bank (“Bank”). The Plan is intended to be unfunded for tax purposes and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Article 1

Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Benefit Election Form means the Form attached as Exhibit 2.

Board of Directors or Board means the Board of Directors of the Bank.

Change in Control means (i) a change in ownership of the Bank or the Company under paragraph (a) below, or (ii) a change in effective control of the Bank or the Company under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (c) below:

(a) Change in the ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b) Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that this subsection (b) is inapplicable with respect to the Bank where a majority shareholder of the Bank is another corporation. For purposes of (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c) Change in the ownership of a substantial portion of the assets of the Bank or the Company. A change in the ownership of a substantial portion of the assets of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d) For all purposes hereunder, the definition of Change in Control shall be construed and interpreted consistent with the requirements of Section 409A and Treasury Regulation Section 1.409A-3(i)(5) or other guidance issued thereunder, except to the extent that such Treasury Regulations are superseded by subsequent guidance.

Code means the Internal Revenue Code of 1986, as amended, and rule, regulations and guidance of general application issued thereunder by the Department of Treasury.

Company means MSB Financial Corp., the parent holding company of the Bank.

Compensation means a Participant’s total cash compensation (including retainers, meeting fees and committee meeting fees, but excluding any reimbursements for expenses) payable by the Bank to the Participant during a Plan Year.

Deferral Account means the Bank’s accounting of the Participant’s accumulated Deferrals plus accrued interest.

Deferral Election Form means the form attached as Exhibit 1 to the Plan.

Deferrals means the amount of Compensation that a Participant elects to defer according to the terms of this Plan.

Effective Date means January 1, 2016.

Participant means a member of the Board of Directors of the Bank who is not otherwise an employee of the Company or the Bank.

Plan Year means the calendar year; the first Plan Year shall commence as of January 1, 2016 and end as of December 31, 2016.

Section 409A means Section 409A of the Code and the Treasury regulations or other authoritative guidance issued thereunder.

Separation from Service means for a Participant who is a member of the Board of the Bank, the date when the Participant ceases to be a member of the Board of Directors of the Bank for any reason whatsoever other than by reason of a leave of absence which is approved by the Board of the Bank. Separation from Service shall have the same meaning as set forth under Section 409A.  For these purposes, a Participant shall not be deemed to have a Separation from Service until the Participant no longer serves on the Board of the Bank, the Company, or any member of a controlled group of corporations with the Bank or the Company within the meaning of Final Treasury Regulation §1.409A-1(a)(3). Whether a Participant has had a Separation from Service shall be determined in accordance with the requirements of Final Treasury Regulation 1.409A-1(h).

Article 2

Deferral Election

2.1           Timing of Election; Deferral Amount. A Participant shall make a deferral election under the Plan by filing with the Bank a signed Deferral Election Form within the deadlines established by the Bank, provided that, except as provided below, in no event shall such an election be made after the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Compensation to be deferred are to be performed. A Participant may elect to defer up to one hundred (100) percent of Compensation expected to be earned during a Plan Year.

2.2           First Year of Eligibility. Notwithstanding Section 2.1 of the Plan, if and to the extent permitted by the Bank, in the case of the first Plan Year in which a Participant becomes eligible to participate in the Plan, the Participant may make a deferral election at times other than those permitted above, provided that election is made no later than thirty (30) days after the date the Participant becomes first eligible to participate in the Plan. The election will apply only with respect to Compensation attributable to services performed after the date the Participant makes the election. For directors of the Bank serving as of December 31, 2015, a deferral election must be made not later than December 31, 2015 for the Plan Year commencing as of January 1, 2016.

2.3           Election Changes. Subject to Section 4.4 of the Plan, a Participant may not change his or her deferral election that is in effect for a Plan Year, unless permitted by the Bank in compliance with Section 409A.

2.4           Validity of Elections. The Bank reserves the right to determine the validity of all deferral elections made under the Plan in accordance with the requirements of applicable law, including Section 409A. If the Bank, in its sole discretion, determines that an election is not valid, the Bank may treat the deferral election as null and void, and cause the Bank to pay

Compensation to the affected Participant without regard to the Participant’s deferral election. By way of example and not limitation, if the Bank determines that a deferral election should have been made at a time that is earlier than the time it is actually made (even if such election would otherwise comply with the terms of the Plan), the Bank will have the right to disregard such election and to have the Bank pay the Compensation to the affected Participant without regard to the Participant’s deferral election.

Article 3

Deferral Account

3.1           Establishing and Crediting. The Bank shall establish a Deferral Account on its books for each participating Participant and shall credit to the Deferral Account the following amounts:

3.1.1         Deferrals. The Compensation deferred by the Participant as of the time the Compensation would have otherwise been paid to the Participant.

3.1.2         Interest Earnings. Interest earnings are to be accrued monthly in arrears on the Deferral Account balance of each Participant (including the Deferral Account Balance of a Participant who is receiving installment payments pursuant to the Sections 4.1.2 or 4.2.2 of the Plan).  Such interest earnings shall be credited beginning on the first business day of the Plan Year, compounded monthly. The interest earnings rate determined as of the first business day of the Plan Year shall be the same rate used for the entirety of the Plan Year. As of the Effective Date, the interest earnings rate shall be two percent (2%) per annum. The Board of the Directors may alter the interest earnings rate formula prospectively with respect to any future Plan Year.

3.2           Statement of Accounts. The Bank shall provide to the Participant, within sixty (60) days after the end of each Plan Year, a statement setting forth the Deferral Account balance as of the end of such Plan Year.

3.3           Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. The Participant is a general, unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise of the Bank to pay the benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

Article 4

Payment of Benefits

4.1           Separation from Service Benefit. Upon a Separation from Service for any reason, the Bank shall pay to the Participant the benefit described in this Section 4.1 in lieu of any other benefit under the Plan.

4.1.1         Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Participant’s Separation from Service.

4.1.2         Payment of Benefit. The Bank shall pay the benefit under this Section 4.1 to the Participant in accordance with the Participant’s prior valid Benefit Election Form (i) in a lump sum following the Participant’s Separation from Service or (ii) as an annual benefit paid in annual installments (calculated in the manner set forth below) and payable over a period of up to five (5) years (as timely elected by the Participant on his Benefit Election Form) commencing on the first January 31 following the Participant’s Separation from Service. Where a Participant elects to receive a distribution in installments, the amount of each annual installment payment shall be (i) calculated as of the first payment date and (ii) recalculated as of the first business day of each Plan Year beginning after the initial payment date (for the payment to be made in that Plan Year), as a fixed amount consisting of principal and interest that amortizes the Participant’s Deferral Account as of such date over the number of years then remaining in the distribution period elected by the Participant. For purposes of the foregoing calculation, the interest rate in effect under Section 3.1.2 of the Plan on the applicable date (i.e., the initial payment date or, with respect to each subsequent calculation, the first business day of the Plan Year) shall be used to determine the annual payment for the applicable period (i.e., the balance of the initial Plan Year in which payments commence and each subsequent Plan Year over the installment period). This recalculation would occur annually until the Deferral Account was fully paid in accordance with the Participant’s election. Notwithstanding the foregoing, the Participant’s benefit shall automatically be paid in a lump sum within thirty days following the Participant’s Separation from Service if (i) the Participant has failed to timely make an election for the payment of the benefit, or (ii) the value of the Participant’s Deferral Account as of the date of the Participant’s Separation from Service is ten thousand dollars ($10,000) or less.

4.2           Change of Control Benefit. If irrevocably elected by the Participant on a Benefit Election Form (Exhibit 2) duly completed, executed and submitted to the Bank by the date of the Participant’s initial deferral election under the Plan, the

Bank shall pay to the Participant the benefit described in this Section 4.2 upon a Change in Control.

4.2.1         Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Change of Control.

4.2.2         Payment of Benefit. The Bank shall pay the benefit under this Section 4.2 to the Participant in accordance with the Participant’s prior valid election (i) in a lump sum upon the Change in Control or (ii) as an annual benefit paid in annual installments payable over a period of up to five (5) years commencing on the first January 31 following the Change in Control. If installments are elected, the amount of each installment shall be calculated in the same manner as an installment paid under Section 4.1.2. Notwithstanding the foregoing, the Participant’s benefit shall automatically be paid in a lump sum upon Change in Control if the value of the Participant’s Deferral Account as of the date of the Change in Control is ten thousand dollars ($10,000) or less.

4.3           Unforeseeable Emergency Distribution. Upon the Bank’s determination (following petition by the Participant) that the Participant has suffered an unforeseeable emergency as described below, the Bank shall (i) terminate the then effective deferral election of the Participant to the extent permitted under Section 409A, and (ii) distribute to the Participant all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than the amount determined by the Bank that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. For purposes of this Section, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Bank.

4.4           Modification of Prior Benefit Elections. If permitted by the Bank, but subject to limitations below, a Participant may elect to change the time or form of payment to him or her, by submitting a new Benefit Election Form to the Bank, provided the following conditions are met: (i) the change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by the Bank; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

4.5           Payment of Benefits upon Death. Upon the death of a Participant prior to a Separation from Service with the Bank, the Bank shall pay to the Participant’s Beneficiary a lump sum payment of the Participant’s Deferral Account including earnings thereon.  Upon the death of a Participant after Separation from Service and before commencement of distribution of his or her Deferral Account balance, or before distribution of all amounts owed to such Participant hereunder, the balance of such Participant’s Deferral Account balance will be distributed to his or her Beneficiary in a lump sum payment.  Such lump sum payment shall completely discharge the Bank's obligations under the Plan with respect to such Participant.  Such lump sum payment will be made to the Beneficiary on the date that is thirty days following the Participant’s date of death.

4.6           Commencement of Benefits Payments. Unless otherwise set forth herein, payments under the Plan shall commence on the thirtieth day after the occurrence of the event which triggers distribution, and shall be paid in accordance with the Participant’s elections under the Benefits Election Form.

Article 5

Claims and Review Procedures

5.1           Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to ninety (90) days.

5.2           Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. The petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Chief Financial Officer of the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 6

Amendments and Termination

6.1           Termination. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Bank will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Participants, by action of its Board of Directors. The termination of the Plan shall not adversely affect any Participant’s or beneficiary’s right to receive the payment of any benefits under the Plan as of the date of Plan termination, including the right of the Participant or beneficiary to be paid Plan benefits accrued through the date of Plan termination in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of termination. Action by the Board of Directors to terminate the Plan shall be done as follows:

Subject to the requirements of Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay each Participant his benefit as if such Participant had terminated service as of the effective date of the complete termination. Such complete termination of the Plan may occur only under the following circumstances and conditions:

(i)           The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in each Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)           The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)           The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or Company, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Final Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Final Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

6.2           Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part, by action of its Board of Directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the rights of a Participant in his or her Deferral Account in existence at the time the amendment or modification is made, including the right to be paid Plan benefits accrued through the date of the amendment or modification in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of the amendment or modification.

Article 7

Miscellaneous

7.1           Binding Effect. This Plan shall bind each participating Participant and the Bank and their respective beneficiaries, survivors, executors, administrators and transferees.

7.2           No Guarantee of Service. This Plan is not a contract for service. It does not give a Participant the right to remain in the service of the Bank, nor does it interfere with the Bank’s right to terminate or replace a Participant. It also does not require a Participant to remain in the service of the Bank nor interfere with the Participant’s right to terminate service at any time.

7.3           Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.4           Taxes and Tax Withholding. Each Participant (or the Participant’s Beneficiary) is solely responsible for the payment of any and all federal, state, and local income and excise taxes resulting from the Participant’s participation in this Plan and the payment of benefits thereunder. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5           Applicable Law. The Plan and all rights hereunder shall be governed by the laws of New Jersey, except to the extent preempted by federal law.

7.6           Unfunded Arrangement. Each Participant and any beneficiary of such Participant are general, unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on a Participant’s life is a general asset of the Bank to which the Participant and the Participant’s beneficiary have no preferred or secured claim.

7.7           Reorganization. The Bank shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Company” or “Bank” as used in this Plan shall be deemed to refer to the successor or survivor entity.

7.8           Entire Agreement. This Plan constitutes the entire agreement between the Bank and a participating Participant as to the subject matter hereof. No rights are granted to a Participant by virtue of this Plan other than those specifically set forth herein.

7.9           Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.10           Administration. The Board of Directors of the Bank shall have powers which are necessary to administer this Plan, including but not limited to:

(a)	Interpreting the provisions of the Plan;

(b)	Establishing and revising the method of accounting for the Plan;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

7.11           Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. To the extent feasible, no provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to a Participant prior to the date on which the amount is distributable to or on behalf of the Participant under Article 4 or (ii) which would result in penalties to the Participant under Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty. Notwithstanding any other provision hereof to the contrary, the Bank, in its sole discretion, may allow for the acceleration of a payment as permitted under Treasury Regulations § 1.409A 3(j)(4) such as, but not limited to, (i) distributions pursuant to a domestic relations order (§ 1.409A 3(j)(4)(ii)); (ii) distributions to comply with an ethics agreement with the Federal government (§ 1.409A 3(j)(4)(iii)); and (iii) distributions upon the inclusion of income under Code section 409A (§ 1.409A 3(j)(4)(vii)).

7.12           Aggregation of Employers. To the extent required under Section 409A, if the Company or the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require.

7.13           Designation of Beneficiary(ies). Each Participant shall have the right to designate a beneficiary or beneficiaries (including contingent beneficiaries) to receive any benefits payable upon the death of a Participant. No such designation shall be effective unless completed and submitted in accordance with rules and procedures established by the Bank for this purpose. In the absence of an effective beneficiary designation, the Participant’s designated beneficiary shall be assumed to be the Participant’s surviving spouse or, if none, the Participant’s estate.

7.14           Compliance with Section 409A of the Code. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Section 409A. If any provision of this Plan shall be determined to contravene Section 409A, any such provision shall be void and have no effect and may be amended by the Bank without the consent of the Participant, for the purpose of Section 409A Code compliance. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Section 409A. Any payment hereunder, including any payment upon a Change in Control, may be made in accordance with the payment timing rules set forth in Treasury Regulation § 1.409A-3(d). The Company shall have the authority to void any Deferral Election hereunder if necessary to maintain the Plan in compliance with Section 409A and, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Election any provision or exercise of a right that otherwise would result in a violation of Section 409A. Despite any contrary provision of this Agreement, if, when a Participant’s service terminates, the Participant is a “specified employee,” as defined in Section 409A, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to the payments until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. If any provision of this Agreement would subject the Participant to additional tax or interest under Section 409A, the Bank shall reform the provision to the extent possible; provided that, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

This Plan has been approved by the Board of Directors of Millington Bank and is executed on behalf of the Bank by the undersigned:

Millington Bank

_____________________________

By:           Michael Shriner
Its:           President and CEO

_____________________________
Date

EXHIBIT 1

MILLINGTON BANK

DIRECTORS DEFERRED COMPENSATION PLAN

Deferral Election Form

Deadline for Completion: December 31, 2015

PARTICIPANT INFORMATION (Please Print in Ink)

Name:
Address:
Telephone Number:

ELECTION TO DEFER

I hereby elect to reduce my Compensation (as defined in the Millington Bank Directors Deferred Compensation Plan (the Plan)) to be earned during the period from January 1, 2016 through December 31, 2016 (the Plan Year) by the percentage(s) indicated below. I understand that the amount indicated below will be credited to my Deferral Account under the Plan.

I wish to defer _____% of my Compensation
I do not wish to defer any of my Compensation for this Plan Year.

I understand that any election under this Plan is subject to all of the applicable terms of the Plan. I acknowledge that the election made herein will continue until the end of the above indicated calendar year, unless subsequently changed by me, pursuant to rules contained in the Plan. I hereby acknowledge (a) that my Plan benefits are subject to the claims of the Bank’s creditors should the Bank become bankrupt or insolvent, and (b) that a copy of the Plan document and has been provided to me. All capitalized terms not defined in this Deferral Election Form shall have the same meaning as indicated in the Plan.

Date:	Signature:

Accepted by the Bank:

Date:	Name:

Title:

EXHIBIT 2

MILLINGTON BANK

DIRECTORS DEFERRED COMPENSATION PLAN

Benefit Election Form/Beneficiary Designation

(to be used in connection with Exhibit 1)

PARTICIPANT INFORMATION (Please Print in Ink)

Name:
Address:
Telephone Number:

I.	FORM OF DISTRIBUTION. I request payments under the Plan to be made in the following forms and at the following times (check one under each category as applicable):

A.	Separation from Service: In the event benefits become payable to me upon a Separation from Service, I hereby elect that such payments be made to me in the following form:

(1)	☐	As an annual benefit payable in annual installments over a period of ___years (not to exceed five (5) years) commencing on the January 31 following the date of my Separation from Service.

(2)	☐	As a lump sum payable on the 30th calendar day following the date of my Separation from Service

B.	Change in Control: I hereby elect that any benefits due to me under this Plan be paid upon the occurrence of a Change in Control in the following form:

(1)	☐	As an annual benefit in annual installments payable over a period of ___years (not to exceed five (5) years) commencing on the January 31 following a Change in Control.
(2)	☐	As a lump sum payable upon a Change in Control.

II.           BENEFICIARY DESIGNATION

I hereby revoke any prior designations of death benefit beneficiary/ies under the Plan, and I hereby designate the following beneficiary/ies to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:

A.	Primary Beneficiary/ies

Name/Address/Telephone

Relationship to Participant

% of Plan Benefit

Date of Birth

Social Security Number

B.           Contingent Beneficiary/ies (Will receive indicated portions of Plan benefit if no Primary Beneficiary/ies survive the Participant)

Name/Address/Telephone

Relationship to Participant

% of Plan Benefit

Date of Birth

Social Security Number

I acknowledge that I have been given a copy of the Plan and I agree that the above elections and designations are subject to all of the terms of the Plan. All capitalized terms not defined in this Benefit Election Form shall have the same meaning as indicated in the Plan.

Date:	Signature:

Accepted by the Bank:

Date:	Name:

Title: